UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
November 13, 2008

Wynn Resorts, Limited
(Exact Name of Registrant as specified in Charter)

Nevada	000-50028	46-0484987
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3131 Las Vegas Boulevard South
Las Vegas, Nevada 89109
(Address of principal executive offices) (Zip Code)

(702) 770-7555
(Registrant’s telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On November 13, 2008, Wynn Resorts, Limited (the “Company”) entered into an amendment (“Amendment No. 2”) to its Credit Agreement, dated as of June 21, 2007 (as amended, the “Credit Agreement”), among the Company, Deutsche Bank Trust Company Americas, as administrative agent, each lender from time to time party to the Credit Agreement (the “Lenders”) and each of the other banks, financial institutions and other entities from time to time party to the Credit Agreement.

As a result of Amendment No. 2, the Company will be permitted from time to time to purchase loans outstanding under the Credit Agreement.  Amendment No. 2 provides that the aggregate principal amount of loans that can be repurchased shall not be more than $650.0 million and all such repurchases shall close on or before March 31, 2009 and sets forth the terms for implementing an offer to repurchase such loans.  The description of Amendment No. 2 set forth herein does not purport to be complete and is qualified in its entirety by the provisions of Amendment No. 2, which is incorporated herein by reference and is filed herewith as Exhibit 10.1.

Because Mr. Stephen A. Wynn, Chairman of the Board of Directors and Chief Executive Officer of the Company, holds $198.25 million of the loans under the Credit Agreement, which the Company may be permitted to repurchase as a result of Amendment No. 2, Amendment No. 2 was considered and approved in accordance with the Company’s policy concerning related party transactions, as more fully described in the Company’s proxy statement.

As a result of Amendment No. 2, the Company has the option to conduct a dutch auction for loans outstanding under the Credit Agreement.  There can be no assurance that the Company will conduct an auction or that, if the Company conducts one, the Company will be able to successfully purchase loans at a price less than their aggregate principal amount.

Item 9.01.	Financial Statements and Exhibits.

(d)   Exhibits

10.1	Second Amendment to Credit Agreement dated June 21, 2007 among Wynn Resorts, Limited, Deutsche Bank Trust Company Americas and the lenders party thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:   November 13, 2008

WYNN RESORTS, LIMITED

By:	/s/ Kim Sinatra
Kim Sinatra
Senior Vice President, General
Counsel and Secretary